CARDTRONICS ANNOUNCES FIRST QUARTER 2019 RESULTS

Continued Strength in U.S. Surcharge-free Transactions
Increasing Growth with Financial Institutions Driven by Surcharge-free Solutions and New Products
Increases Outlook for 2019

HOUSTON, May 2, 2019 – Cardtronics plc (Nasdaq: CATM) (“Cardtronics” or the “Company”), the world’s largest ATM owner/operator, announced today its financial and operational results for the quarter ended March 31, 2019.

First Quarter 2019 Highlights:

•	Total revenues of $318.3 million, down 5% from $336.2 million in the prior year and down 2% on a constant currency basis primarily due to decreases in LINK interchange rates in the United Kingdom.

•
ATM operating revenues of $302.6 million, down 5% from $319.7 million in the prior year and down 2% on a constant-currency basis primarily due to decreases in LINK interchange rates in the United Kingdom.

•	GAAP net income of $4.3 million, or $0.09 per diluted share, compared to GAAP net loss of $(2.8) million, or $(0.06) per diluted share in the prior year.

•
Adjusted EBITDA of $61.0 million, down 11% from $68.7 million in the prior year primarily driven by the decreases in LINK interchange rates and the non-recurring property tax benefit included in the prior year.

•	Adjusted net income per diluted share of $0.35 compared to $0.46 in the prior year.

•	Agreements executed to brand over 1,000 ATMs in the U.S.

•	Launched Allpoint+ deposit network in the U.S., targeting nearly 1,000 deployments by the end of 2019.

•	Announced cardless cash access at ATMs in the U.S. with approximately 11,000 ATMs currently enabled.

•	Announced $50 million opportunistic share repurchase authorization.

“The first quarter results were a solid start to 2019, as we experienced better than expected surcharge-free transactions in our largest markets. The transaction levels, coupled with strong operational execution by the team, resulted in a significant increase in adjusted free cash flows. Our Allpoint and bank-branding surcharge-free solutions in the United States continue to advance as banks, consumers, and retailers value the convenience, reliability, and security of our network of retailer-based ATMs,” commented Edward H. West, Cardtronics' chief executive officer.

See Disclosure of Non-GAAP Financial Information in this earnings release for definitions of Adjusted Gross Profit, Adjusted Gross Margin, EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Free Cash Flow, and certain other GAAP and non-GAAP measures on a constant-currency basis. For additional information, including reconciliations to the most directly comparable financial measure recognized under generally accepted accounting principles in the U.S. (“U.S. GAAP” or “GAAP”), see the supplemental schedules of selected financial information in this earnings release.

The Company may also refer to revenue or profit growth as being organic. When providing growth measures on an organic basis, the Company aims to exclude the estimated impact from any acquired or divested businesses that may be included or partially included in one period but not another. The Company may further adjust organic performance measures for the impacts of currency movements, in order to have a consistent performance comparison across periods for the business, excluding movements in exchange rates.

2019 Outlook

The Company is increasing its financial outlook for the year ending December 31, 2019:

•	Revenues of $1.32 billion to $1.36 billion;

•	GAAP net income of $32 million to $34 million;

•	Adjusted EBITDA of $290 million to $300 million;

•	Depreciation and accretion expense of $140 million to $142 million;

•	Cash interest expense of $26 million to $27 million;

•	Adjusted net income of $94 million to $100 million;

•	Adjusted net income per diluted share of $2.01 to $2.12 based on approximately 46.9 million average diluted shares outstanding; and

•	Capital expenditures of approximately $135 million.

The Adjusted EBITDA and Adjusted Net Income outlook excludes the impact of certain expenses, as outlined in the reconciliation provided at the end of this earnings release. See Disclosure of Non-GAAP Financial Information in this earnings release for definitions of these Non-GAAP measures. This outlook is based on average foreign currency exchange rates for the remainder of 2019 of £1.00 U.K. to $1.30 U.S., $19.65 Mexican pesos to $1.00 U.S., $1.00 Canadian dollar to $0.73 U.S., €1.00 Euros to $1.15 U.S., $1.00 Australian dollar to $0.70 U.S., and R14.37 South African Rand to $1.00 U.S.

CONFERENCE CALL INFORMATION

The Company will host a conference call today, Thursday, May 2, 2019, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its financial results for the quarter ended March 31, 2019. To access the call, please call the conference call operator at:

Dial in:	(877) 303-9205
Alternate dial-in:	(760) 536-5226

Please call in 15 minutes prior to the scheduled start time and request to be connected to the “Cardtronics First Quarter 2019 Earnings Conference Call.” Additionally, a live audio webcast of the conference call will be available online through the investor relations section of the Company’s website at www.cardtronics.com.

A digital replay of the conference call will be available through May 9, 2019, and can be accessed by calling (855) 859-2056 or (404) 537-3406 and entering 9796293 for the conference ID. A replay of the conference call will also be available online through the Company’s website subsequent to the call through May 31, 2019. Prior to the conference call, the Company will post supplemental financial information to its website at www.cardtronics.com.

ABOUT CARDTRONICS (Nasdaq: CATM)

Cardtronics is the trusted leader in financial self-service, enabling cash transactions at approximately 229,000 ATMs across 10 countries in North America, Europe, Asia-Pacific, and Africa. Leveraging our unmatched scale, expertise and innovation, top-tier merchants and businesses of all sizes use our ATM solutions to drive growth, in-store traffic, and retail transactions. Financial services providers rely on Cardtronics to deliver superior service at their own ATMs, on Cardtronics ATMs where they place their brand, and through Cardtronics' Allpoint Network, the world’s largest surcharge-free ATM network, with over 55,000 locations. As champions of cash, Cardtronics converts digital currency into physical cash, driving payments choice for businesses and consumers alike.

CONTACT INFORMATION

EVP - Treasurer Brad Conrad 832-308-4000 ir@cardtronics.com	Corporate Communications Manager Susannah Moore Griffin 832-308-4392 sgriffin@cardtronics.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This earnings release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended and are intended to be covered by the safe harbor provisions thereof. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effect on the Company and there can be no assurance that future developments affecting the Company will be those that are anticipated. All comments concerning the Company’s expectations for future revenues and operating results are based on its estimates for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond its control) and assumptions that could cause actual results to differ materially from its historical experience and present expectations or projections. Risk factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and those set forth from time-to-time in other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements contained in this earnings release, which speak only as of the date of this earnings release. Except as required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

DISCLOSURE OF NON-GAAP FINANCIAL INFORMATION

In order to assist readers of our consolidated financial statements in understanding the operating results that management uses to evaluate the business and for financial planning purposes, the Company presents the following non-GAAP measures as a complement to financial results prepared in accordance with U.S. GAAP: Adjusted Gross Profit, Adjusted Gross Margin, EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Tax Rate, Adjusted Net Income per share, Adjusted Free Cash Flow, and certain other results presented on a constant-currency basis. Management believes that the presentation of these measures and the identification of notable, non-cash, and/or (if applicable in a particular period) certain costs not anticipated to occur in future periods enhance an investor’s understanding of the underlying trends in the Company’s business and provide for better comparability between periods in different years. Management also believes that these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in the Company’s industry to provide a baseline for evaluating and comparing our operating performance and, in the case of free cash flow, our liquidity results. Management uses these non-GAAP financial measures in managing and measuring the performance of the business, including setting and measuring incentive based compensation.

The non-GAAP financial measures presented herein should not be considered in isolation or as a substitute for operating income, net income, cash flows from operating, investing, or financing activities, or other income or cash flow measures prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measures used herein to the most directly comparable GAAP financial measures are presented in tabular form at the end of this earnings release. In addition, the non-GAAP measures that are used by the Company are not defined in the same manner by all companies and therefore may not be comparable to other similarly titled measures of other companies. Furthermore, the non-GAAP measures presented herein should not be considered in isolation or as a substitute for operating income, net income, cash flows from operating, investing or financing activities, or other income or cash flow measures contained within our financial statements.

Adjusted Gross Profit and Adjusted Gross Margin

Adjusted Gross Profit represents total revenues less the total cost of revenues, excluding depreciation, accretion, and amortization of intangible assets. Adjusted Gross Margin is calculated by dividing Adjusted Gross Profit by total revenues.

EBITDA, Adjusted EBITDA

EBITDA adds interest expense, income tax expense and depreciation and amortization to net income. Adjusted EBITDA excludes depreciation, accretion, and amortization of intangible assets as these amounts can vary substantially from company to company within the Company’s industry depending upon accounting methods and book values of assets, capital structures, and the methods by which the assets were acquired. Adjusted EBITDA also excludes share-based compensation expense, acquisition and divestiture-related expenses, certain non-operating expenses, (if applicable in a particular period) certain costs not anticipated to occur in future periods, gains or losses on disposal and impairment of assets, the Company’s obligations for the payment of income taxes, interest expense, and other obligations such as capital expenditures, and includes an adjustment for noncontrolling interests.

Adjusted Net Income, Adjusted Net Income per Diluted Share and Adjusted Tax Rate

Adjusted Net Income represents net income computed in accordance with GAAP, before amortization of intangible assets, gains or losses on disposal and impairment of assets, share-based compensation expense, certain other expense amounts, acquisition and divestiture-related expenses, certain non-operating expenses, and (if applicable in a particular period) certain costs not anticipated to occur in future periods (together, the “Adjustments”). The non-GAAP tax rate used to calculate Adjusted Net Income was approximately 24.2% and 25.8% for the three months ended March 31, 2019 and 2018, respectively. The non-GAAP tax rates represent the GAAP tax rate for the period as adjusted by the estimated tax impact of the items adjusted from the measure. Adjusted Net Income per diluted share is calculated by dividing Adjusted Net Income by weighted average diluted shares outstanding.

Adjusted Free Cash Flow

Adjusted Free Cash Flow is defined as cash provided by operating activities less the impact of changes in restricted cash due to the timing of settlements and less payments for capital expenditures, including those financed through direct debt, but excluding acquisitions. The Adjusted Free Cash Flow measure does not take into consideration certain other non-discretionary cash requirements such as mandatory principal payments on portions of the Company’s long-term debt.

Constant-Currency

Management calculates certain GAAP as well as non-GAAP measures on a constant-currency basis using the average foreign currency exchange rates applicable in the corresponding period of the previous year and applying these rates to the measures in the current reporting period to assess performance and eliminate the effect foreign currency exchange rates have on comparability between periods.

Consolidated Statements of Operations
For the Three Months Ended March 31, 2019 and 2018
(In thousands, excluding share, per share amounts, and percentages)

	Three Months Ended
	March 31,
	2019	2018	% Change
Revenues:	(Unaudited)	(Unaudited)
ATM operating revenues	$302,602	$319,731	(5.4)%
ATM product sales and other revenues	15,668	16,453	(4.8)
Total revenues	318,270	336,184	(5.3)
Cost of revenues:
Cost of ATM operating revenues (excludes depreciation, accretion, and amortization of intangible assets reported separately below)	206,158	215,490	(4.3)
Cost of ATM product sales and other revenues	11,925	12,762	(6.6)
Total cost of revenues	218,083	228,252	(4.5)
Operating expenses:
Selling, general, and administrative expenses	43,660	41,740	4.6
Restructuring expenses	—	2,413	n/m
Acquisition related expenses	—	1,720	n/m
Depreciation and accretion expense	32,973	31,042	6.2
Amortization of intangible assets	12,412	13,771	(9.9)
Loss on disposal and impairment of assets	968	5,420	(82.1)
Total operating expenses	90,013	96,106	(6.3)
Income from operations	10,174	11,826	(14.0)
Other expenses:
Interest expense, net	6,643	9,174	(27.6)
Amortization of deferred financing costs and note discount	3,292	3,308	(0.5)
Other (income) expense	(7,207)	2,160	n/m
Total other expenses	2,728	14,642	(81.4)
Income (loss) before income taxes	7,446	(2,816)	n/m
Income tax expense (benefit)	3,129	(31)	n/m
Effective tax rate	42.0%	1.1%
Net income (loss)	4,317	(2,785)	n/m
Net loss attributable to noncontrolling interests	(2)	(17)	(88.2)
Net income (loss) attributable to controlling interests and available to common shareholders	$4,319	$(2,768)	n/m

Net income (loss) per common share – basic	$0.09	$(0.06)
Net income (loss) per common share – diluted	$0.09	$(0.06)

Weighted average shares outstanding – basic	46,223,764	45,833,070
Weighted average shares outstanding – diluted	46,635,033	45,833,070

Condensed Consolidated Balance Sheets
As of March 31, 2019 and December 31, 2018
(In thousands)

	March 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,444	$39,940
Accounts and notes receivable, net	80,277	75,643
Inventory, net	12,773	11,392
Restricted cash	84,790	155,470
Prepaid expenses, deferred costs, and other current assets	102,884	84,386
Total current assets	316,168	366,831
Property and equipment, net	458,067	460,187
Intangible assets, net	140,091	150,847
Goodwill	754,084	749,144
Operating lease assets	81,973	—
Deferred tax asset, net	10,311	8,658
Prepaid expenses, deferred costs, and other noncurrent assets	41,516	51,677
Total assets	$1,802,210	$1,787,344

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of other long-term liabilities	$50,492	$20,266
Accounts payable and other accrued and current liabilities	357,737	408,470
Total current liabilities	408,229	428,736
Long-term liabilities:
Long-term debt	802,719	818,485
Asset retirement obligations	54,946	54,413
Noncurrent operating lease liabilities	72,482	—
Deferred tax liability, net	39,630	41,198
Other long-term liabilities	48,375	67,740
Total liabilities	1,426,381	1,410,572
Shareholders' equity	375,829	376,772
Total liabilities and shareholders’ equity	$1,802,210	$1,787,344

SELECTED BALANCE SHEET DETAIL:

Long-term debt:	March 31, 2019	December 31, 2018
	(In thousands)
	(Unaudited)
Revolving credit facility	$240,167	$259,081
1.00% Convertible senior notes (1)	266,492	263,507
5.50% Senior notes (1)	296,060	295,897
Total long-term debt	$802,719	$818,485

(1)
The 1.00% Convertible Senior Notes due 2020 with a face value of $287.5 million are presented net of the unamortized discount and capitalized debt issuance costs of $21.0 million and $24.0 million as of March 31, 2019 and December 31, 2018, respectively. In accordance with GAAP, the estimated fair value of the conversion feature within the Convertible Senior Notes was recorded as additional paid-in capital within equity at issuance. The Convertible Senior Notes are being accreted over the term of the notes to the full principal amount ($287.5 million). The 5.50% Senior Notes due 2025 with a face value of $300.0 million are presented net of capitalized debt issuance costs of $3.9 million and $4.1 million as of March 31, 2019 and December 31, 2018, respectively.

Reconciliation of Net Income (Loss) Attributable to Controlling Interests and Available to Common Shareholders to EBITDA, Adjusted EBITDA, and Adjusted Net Income
For the Three Months Ended March 31, 2019 and 2018
(In thousands, excluding share and per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net income (loss) attributable to controlling interests and available to common shareholders	$4,319	$(2,768)
Adjustments:
Interest expense, net	6,643	9,174
Amortization of deferred financing costs and note discount	3,292	3,308
Income tax expense (benefit)	3,129	(31)
Depreciation and accretion expense	32,973	31,042
Amortization of intangible assets	12,412	13,771
EBITDA	$62,768	$54,496

Add back:
Loss on disposal and impairment of assets	968	5,420
Other (income) expense (1)	(7,207)	2,160
Noncontrolling interests (2)	15	1
Share-based compensation expense	4,484	2,445
Restructuring expenses (3)	—	2,413
Acquisition related expenses (4)	—	1,720
Adjusted EBITDA	$61,028	$68,655
Less:
Interest expense, net	6,643	9,174
Depreciation and accretion expense (5)	32,973	31,041
Adjusted pre-tax income	21,412	28,440
Income tax expense (6)	5,181	7,338
Adjusted Net Income	$16,231	$21,102

Adjusted Net Income per share – basic	$0.35	$0.46
Adjusted Net Income per share – diluted	$0.35	$0.46

Weighted average shares outstanding – basic	46,223,764	45,833,070
Weighted average shares outstanding – diluted (7)	46,635,033	46,332,629

(1)	Includes foreign currency translation gains/losses, the revaluation of the estimated acquisition related contingent consideration, and other non-operating costs.

(2)	Noncontrolling interest adjustment made such that Adjusted EBITDA includes only the Company’s ownership interest in the Adjusted EBITDA of one of its Mexican subsidiaries.

(3)	Expenses include employee severance and other costs incurred in conjunction with a corporate reorganization and cost reduction initiative.

(4)	Expenses primarily include employee severance cost and lease termination costs related to DCPayments.

(5)	Amounts exclude a portion of the expenses incurred by one of its Mexican subsidiaries to account for the amounts allocable to the noncontrolling interest shareholders.

(6)
For the three months ended March 31, 2019 and 2018, the non-GAAP tax rate used to calculate Adjusted Net Income was 24.2% and 25.8%, respectively, which represents the Company’s GAAP tax rate as adjusted for the net tax effects related to the items excluded from Adjusted Net Income.

(7)
Consistent with the positive Adjusted Net Income, the Adjusted Net Income per diluted share amounts have been calculated using the diluted shares outstanding that would have resulted from positive GAAP Net Income.

Reconciliation of GAAP Revenue to Constant-Currency Revenue
For the Three Months Ended March 31, 2019 and 2018
(In thousands, excluding percentages)
(Unaudited)

Consolidated revenue:
	Three Months Ended
	March 31,
	2019			2018	% Change
	U.S. GAAP	Foreign Currency Impact	Constant - Currency	U.S. GAAP	U.S. GAAP	Constant - Currency

ATM operating revenues	$302,602	$10,914	$313,516	$319,731	(5.4)%	(1.9)%
ATM product sales and other revenues	15,668	289	15,957	16,453	(4.8)	(3.0)
Total revenues	$318,270	$11,203	$329,473	$336,184	(5.3)%	(2.0)%

Reconciliation of Gross Profit Inclusive of Depreciation, Accretion, and Amortization of Intangible Assets to Adjusted Gross Profit
For the Three Months Ended March 31, 2019 and 2018
(In thousands, excluding percentages)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Total revenues	$318,270	$336,184
Total cost of revenues (1)	218,083	228,252
Total depreciation, accretion, and amortization of intangible assets excluded from total cost of revenues	37,019	37,146
Gross profit inclusive of depreciation, accretion, and amortization of intangible assets	$63,168	$70,786
Gross Margin (inclusive of depreciation, accretion, and amortization of intangible assets)	19.8%	21.1%
Total depreciation, accretion, and amortization of intangible assets excluded from gross profit	$37,019	$37,146
Adjusted Gross Profit exclusive of depreciation, accretion, and amortization of intangible assets	$100,187	$107,932
Adjusted Gross Margin (exclusive of depreciation, accretion, and amortization of intangible assets)	31.5%	32.1%

(1)	The Company presents the Total cost of revenues in the Company’s Consolidated Statements of Operations exclusive of depreciation, accretion, and amortization of intangible assets.

Reconciliation of Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted share on a Non-GAAP basis to Constant-Currency
For the Three Months Ended March 31, 2019 and 2018
(In thousands, excluding per share amounts and percentages)
(Unaudited)

	Three Months Ended
	March 31,
	2019			2018	% Change
	Non - GAAP (1)	Foreign Currency Impact	Constant - Currency	Non - GAAP (1)	Non - GAAP (1)	Constant - Currency
Adjusted EBITDA	$61,028	$1,876	$62,905	$68,655	(11.1)%	(8.4)%

Adjusted Net Income	$16,231	$373	$16,603	$21,102	(23.1)%	(21.3)%

Adjusted Net Income per share – diluted (2)	$0.35	$0.01	$0.36	$0.46	(23.9)%	(21.7)%

(1)
As reported on the Company’s Reconciliation of Net Income (Loss) Attributable to Controlling Interests and Available to Common Shareholders to EBITDA, Adjusted EBITDA, and Adjusted Net Income, see Disclosure of Non-GAAP Financial Information in this earnings release for further discussion.

(2)
Adjusted Net Income per diluted share is calculated by dividing Adjusted Net Income by the weighted average diluted shares outstanding of 46,635,033 and 46,332,629 for the three months ended March 31, 2019 and 2018, respectively. Consistent with the positive Adjusted Net Income, the Adjusted Net Income per diluted share amounts have been calculated using the diluted shares outstanding that would have resulted from positive GAAP Net Income.

Reconciliation of Adjusted Free Cash Flow
For the Three Months Ended March 31, 2019 and 2018
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net cash (used in) provided by operating activities	$(21,805)	$49,433
Restricted cash settlement activity (1)	71,521	(24,238)
Adjusted net cash provided by operating activities	49,716	25,195
Net cash used in investing activities, excluding acquisitions (2)	(29,307)	(20,739)
Adjusted free cash flow	$20,409	$4,456

(1)
Restricted cash settlement activity represents the change in our restricted cash excluding the portion of the change that is attributable to foreign exchange and disclosed as part of the effect of exchange rate changes on cash, cash equivalents, and restricted cash in our Consolidated Statements of Cash Flows. Restricted cash largely consists of amounts collected on behalf of, but not yet remitted to, certain of the Company’s merchant customers or third-party service providers that are pledged for a particular use or restricted to support these obligations.

(2)
Capital expenditure amounts include payments made for exclusive license agreements, site acquisition costs, and other assets. Additionally, capital expenditure amounts for one of our Mexican subsidiaries are reflected gross of any noncontrolling interest amounts.

Reconciliation of Estimated Net Income to EBITDA, Adjusted EBITDA, and Adjusted Net Income
For the Year Ending December 31, 2019
(In millions, excluding per share amounts)
(Unaudited)

	Estimated Range
	Full Year 2019 (1)
Net Income	$32.2	$33.7
Adjustments:
Interest expense, net	25.9	27.0
Amortization of deferred financing costs and note discount	13.0	13.0
Income tax expense	16.6	21.5
Depreciation and accretion expense	140.0	142.0
Amortization of intangible assets	49.0	49.0
EBITDA	$276.7	$286.2

Add Back:
Loss on disposal of assets and other, net	1.0	1.0
Other income	(7.2)	(7.2)
Share-based compensation expense	19.5	20.0
Adjusted EBITDA	$290.0	$300.0
Less:
Interest expense, net	25.9	27.0
Depreciation and accretion expense	140.0	142.0
Income tax expense (2)	29.8	31.4
Adjusted Net Income	$94.3	$99.6

Adjusted Net Income per share – diluted	$2.01	$2.12

Weighted average shares outstanding – diluted	46.9	46.9

(1)	See Disclosure of Non-GAAP Financial Information in this earnings release for definitions of the non-GAAP measures included in this table.

(2)
Calculated using the Company’s estimated non-GAAP tax rate of approximately 24% as adjusted for items excluded from Adjusted Net Income, see Disclosure of Non-GAAP Financial Information in this earnings release for further discussion.

Cardtronics is a registered trademark of Cardtronics plc and its subsidiaries.
All other trademarks are the property of their respective owners.

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